LUCOSKY BROOKMAN LLP
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www.lucbro.com

December 10, 2024

VIA ELECTRONIC MAIL

The purchasers ("**Purchasers**") identified on the signature pages to the Purchase Agreement (as defined below)

Re: CISO Global, Inc.

Ladies and Gentlemen:

We have acted as counsel to CISO Global, Inc., a Delaware corporation (the "**Company**") in connection with the execution and delivery by the Company of the Securities Purchase Agreement, dated as of December 10, 2024 (the "**Purchase Agreement**"), by and among the Company and the Purchasers. Capitalized terms not otherwise defined herein are defined as set forth in the Purchase Agreement.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Notes;

(b) the Warrants;

(c) the Purchase Agreement;

(d) the Registration Rights Agreement; and

(e) the Escrow Agreement.

The documents referred to in clauses (a) through (j) above are referred to collectively as the "**Subject Documents**" and each, individually, as a "**Subject Document**."

In addition, we have examined and relied upon the following:

(f) a certificate from an officer of the Company dated December 10, 2024, certifying as to (A) true and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect (the "**Organizational Documents**");

(g) the resolutions of the board of directors of the Company, dated December 6, 2024, approving the Subject Documents and authorizing the transactions contemplated therein;

(h) the certificate issued by the Secretary of State of the state of incorporation or formation of the Company, attesting to the corporate existence and good standing of the Company in its respective state of incorporation or formation (the "**Status Certificate**"); and

(i) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

As used herein, "**Applicable Law**" means the federal law of the United States and the state laws of the State of New York and the State of Delaware.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following.

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company Parties or authorized representatives thereof, (ii) representations of the Company Parties set forth in the Subject Documents, and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Signatures. The signatures of individuals signing the Subject Documents are genuine and (other than those of individuals signing on behalf of the Company) authorized.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to authentic original documents.

(d) Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All entities (other than the Company Parties) that are party to the Subject Documents are validly existing and in good standing in their jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Company. All individuals signing the Subject Documents have the legal capacity to execute such Subject Documents.

(e) Authorization, Execution and Delivery of Subject Documents by Certain Parties. All of the Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to the Company.

(f) Subject Documents Binding on Certain Parties. All of the Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Company.

(g) Noncontravention. Neither the execution and delivery of the Subject Documents by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made with respect to the Company, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made with respect to the Company as to any Applicable Law, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made with respect to the Company.

(h) Governmental Approvals. Except with respect to the Company, all consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the execution and delivery of the Subject Documents by the parties thereto and to the consummation by such parties of the transactions contemplated by the Subject Documents have been obtained or made.

(i) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the transactions contemplated by the Subject Documents. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Subject Documents.

(j) Other Information/Property Descriptions. The completeness, sufficiency and accuracy of the name and address of each Purchaser contained in the Subject Documents. For the purposes of this opinion, we have assumed that the Company will remain the debtor and the Company will not change its name, identity, jurisdiction of business organization or corporate structure during the term of the Subject Documents.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Based on the Status Certificate, the Company has been duly incorporated or formed and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, with the corporate power to own its properties and to conduct its business as such business is presently conducted. The Company is in good standing in the State of Delaware.

2. The Company has the corporate power and authority to execute, deliver and perform its obligations under each Subject Document to which it is a party (including, without

limitation, to issue, sell and deliver the Notes and Warrants and the securities issuable pursuant to the Subject Documents), and has duly taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of each Subject Document to which it is a party.

3. Each Subject Document (other than the Notes) has been duly executed and delivered on behalf of each of the Company which is a party thereto. Assuming the due execution and delivery by the Purchasers and payment of the applicable Subscription Amounts by the Purchasers, each Subject Document (other than the Notes) is a valid and binding obligation of each of the Company, as applicable, and enforceable against each of the Company in accordance with its terms, as applicable.

4. The Notes have been duly authorized and, when (a) the pertinent provisions of such "blue-sky" and securities laws as may be applicable have been complied with, and (b) the Notes have been executed and authenticated in the manner set forth in the Purchase Agreement.

5. The Warrants have been duly authorized and, when (a) the pertinent provisions of such "blue-sky" and securities laws as may be applicable have been complied with, (b) the Warrants have been executed and authenticated in the manner set forth in the Purchase Agreement, and (c) the Warrants have been issued, sold, and delivered in the manner set forth in the Purchase Agreement against payment therefor, the Warrants will have been validly executed, authenticated, issued, sold, and delivered, will constitute the legal, valid, and binding obligations of the Company, will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) be enforceable as to the Company in accordance with their terms and the terms of the Purchase Agreement, and will be entitled to the benefits provided by the Purchase Agreement.

6. The execution of and delivery by the Company and the Subject Documents to which it is a party do not, and the performance by each of the Company its obligations thereunder will not (i) violate Applicable Law; (ii) violate the express terms of (x) such party's Governing Documents or (y) any order, writ, judgment, injunction or decree known to us by which such party or its properties is bound; and (iii) result in the creation or imposition of any lien of any nature upon the properties or assets of such party under Applicable Law or the Governing Documents of any of the Company, as applicable, except for liens permitted under the Subject Documents.

7. The Warrant Shares have been duly authorized for issuance. When issued and paid for in accordance with the Purchase Agreement, and the Warrants, as applicable, the Warrant Shares will be duly authorized and validly issued, fully paid and non-assessable, free and clear of all liens, charges, taxes, security interests, encumbrances, rights of first refusal, preemptive or similar rights and other encumbrances under the Company's Governing Documents, or the General Corporation Law of the State of Delaware.

8. Except for authorizations, approvals, actions, notices and filings that have already been obtained or made, and to our knowledge, have not been withdrawn, no consent, authorization, approval or other action by, and no notice to or filing with, any United States federal or Delaware governmental authority or regulatory body, is required to be obtained or made under any

Applicable Law by the Company, in connection with the execution, delivery or performance by such party of the Subject Document to which it is a party (including, without limitation, the issuance and delivery of the Notes and the Warrants pursuant to the Purchase Agreement).

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a) Indemnification and Change of Control. The enforceability of any agreement of the Company Parties in a Subject Document relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of the Company Parties, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or applicable law.

(b) Jurisdiction, Venue, etc. The enforceability of any agreement of the Company Parties in a Subject Document to submit to the jurisdiction of any specific federal or state court, to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement of the Company Parties regarding the choice of law governing a Subject Document.

(c) Certain Laws. The following federal and state laws, and regulations promulgated thereunder, and the effect of such laws and regulations on the opinions expressed herein: Blue Sky laws, antifraud, derivatives or commodities law; banking laws (except as expressly included in the definition of "Applicable Law"); the USA PATRIOT Act of 2001 and other anti-terrorism laws; laws governing embargoed persons; anti-money laundering laws; truth-in-lending laws; equal credit opportunity laws; consumer protection laws; pension and employee benefit laws; environmental laws; tax laws; health and occupational safety laws; building codes and zoning, subdivision and other laws governing the development, use and occupancy of real property; the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other antitrust and unfair competition laws; the Assignment of Claims Act of 1940, as amended; and laws governing specially regulated industries (such as communications, energy, gaming, healthcare, insurance and utilities) or specially regulated products or substances (such as alcohol, drugs, food, and radioactive materials).

(d) Local Ordinances. The ordinances, statutes, administrative decisions, orders, rules and regulations of any municipality, county, special district or other political subdivision of a state.

(e) Remedies. The enforceability of any provision in any Subject Document to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

(f) Waivers and Agreed Standards. The enforceability of any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (collectively, a "**Waiver**") or any purported agreement to establish standards for reasonable notification or commercial reasonableness (collectively, an "**Agreed Standard**") by the Company under any Subject Document to the extent such Waiver or Agreed Standard is limited by Applicable Law (including without limitation, judicial decisions).

(g) Certain Provisions. The enforceability of any provisions of the Subject Documents that:

(i) Purport to make void any action done in contravention thereof;

(ii) Purport to authorize a party to act in its sole discretion;

(iii) Purport to require waivers or amendments to be made only in writing;

(iv) Purport to waive the right of statutory or equitable redemption;

(v) Purport to impose (or have the effect of imposing) liquidated damages, post-default interest, penalties or forfeiture;

(vi) Purport to reconstitute the terms thereof as necessary to avoid a claim or defense of usury;

(vii) Purport to require a party thereto to pay or reimburse attorneys' fees incurred by another party, or to indemnify another party therefor, which provisions are limited by applicable statutes and decisions relating to the collection or award of attorneys' fees;

(viii) Purport to relate to standards by which any Subject Document is to be construed;

(ix) Purport to appoint any person or entity as the agent for any other person or entity or grant power of attorney for any other person or entity;

(x) Purport to restrict or prohibit the assignment or transfer of any rights of any party to the Subject Document;

(xi) Purport to provide for the survival of any claim beyond any applicable statute of limitation;

(xii) Purport to provide for the confession of or consent to any judgment;

(xiii) Purport to assign or transfer any permit, license or similar right of

any person or entity;

(xiv) Purport to establish standards for reasonable notification or commercial reasonableness;

(xv) Any severability provisions;

(xvi) Purport to permit the exercise, under certain circumstances, of rights without notice or without providing the opportunity to cure failures to perform;

(xvii) Purport to create rights of setoff otherwise than in accordance with applicable law;

(xviii) Purport to provide for the exercise of self-help or other remedies without judicial process;

(xix) Purport to waive the right to accountings for rent or sale proceeds;

(xx) Provide for arbitration;

(xxi) Purport to waive any right to make counterclaims;

(xxii) Purport to provide for specific performance of the Company's obligations;

(xxiii) Purport to provide for the establishment of a contractual rate of interest payable after judgment;

(xxiv) Purport to provide for any rights of set off;

(xxv) Purport to provide for the survival of liabilities and obligations of any party under any of the Subject Documents arising after the effective date of termination of the Subject Documents;

(xxvi) Purport to provide for obligations to make an agreement in the future;

(xxvii) Purport to provide that any act done in contravention thereof is void or voidable; or

(xxviii) Purport to provide for the survival of any claim beyond any applicable statute of limitation.

(h) Fraudulent Transfer. The effect, if applicable, of fraudulent conveyance fraudulent transfer and preferential transfer laws and principles of equitable subordination.

(i) Permits. Any governmental or regulatory permits, licenses, approvals,

authorizations or filings required in connection with the operation of the Company's business.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law. When any opinion is given herein with respect to an issue where any law other than the Applicable Law, the opinion assumes that consideration of the laws of such jurisdiction would lead to the same result as consideration of the Applicable Law. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision. We express no opinion with respect to agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction); waiver of service or process requirements, which would otherwise be applicable; and provisions otherwise relating to jurisdiction, service of process or venue of courts.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors' rights generally.

(c) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in a Subject Document.

(d) Unenforceability of Certain Provisions. Certain of the provisions contained in the Subject Documents may be unenforceable or ineffective, in whole or in part. Such provisions include, without limitation, those which: require waivers or amendments to be made only in writing; purport to waive the right of statutory or equitable redemption; authorize self-help or authorize third parties to act on behalf of, or exercise the rights of, the Company Parties; violate applicable public policy; waive or do not require notice in connection with the exercise of remedies; authorize a standard for decision other than commercial reasonableness; purport to validate otherwise invalid provisions of other documents incorporated or referred to in any Subject Document; or subrogate the Company or any other party to the rights of others. The inclusion of such provisions, however, does not render any Subject Document invalid as a whole, and each of the Subject Documents contains, in our opinion, adequate remedial provisions for the ultimate practical realization of the principal benefits purported to be afforded by such Subject Document, subject to the other qualifications contained in this opinion letter.

We note, however, that the unenforceability of such provisions may result in delays in enforcement of the rights and remedies under the Subject Documents, and we express no opinion as to the economic consequences, if any, of such delays.

(e) Noncontravention and Governmental Approvals. Our opinions are limited to those statutes and regulations of Applicable Law that are normally applicable to transactions of the type contemplated by the Subject Documents and to business organizations generally.

(f) Material Changes to Terms. Provisions in the Subject Documents which provide that any obligations of the Company Parties thereunder will not be affected by the action or failure to act on the part of third parties or by an amendment or waiver of the provisions contained in the other Subject Documents might not be enforceable under circumstances in which such action, failure to act, amendment or waiver so materially changes the essential terms of the obligations that, in effect, a new contract has arisen between the parties.

(g) Incorporated Documents. The foregoing opinions do not relate to (and we have not reviewed) any documents or instruments other than the Subject Documents, and we express no opinion as to (i) such other documents or instruments (including, without limitation, any documents or instruments referenced or incorporated in any of the Subject Documents), (ii) the interplay between any Subject Document and any such other documents and instruments, or (iii) any schedule, exhibit, appendix or like supplemental document referred to as attached to any Subject Document if altered after our review of such Subject Document.

(h) Mathematical Calculations. We have made no independent verification of any of the formulae or calculations in the Subject Documents, and we render no opinion with regard to (i) the accuracy, validity or enforceability of any of them, or (ii) any aspect of the financial condition or results of operations of the Company.

(i) Certain Information regarding the Company Parties. With respect to our opinions in Paragraph 1, we have relied solely on the Status Certificate and the certified copies of the Organizational Documents in determining the name, type of organization, and jurisdiction of organization of each Company Party.

(j) Deficiency Judgment. If the Purchaser forecloses any Subject Document and the Purchaser purchases the property subject thereto at the foreclosure sale, the Purchaser's ability to obtain a deficiency judgment may be limited by Applicable Law, which allows a defendant in a deficiency judgment action to prove, as a matter of defense and offset, that the property sold was fairly worth the amount of the debt secured, or that the amount bid by the lender/purchaser was substantially less than the true value of the property.

(k) Tax Imposed on any Lender. Any provision in any Subject Document purporting to make the Company liable for any tax that may be imposed upon third parties.

(l) Knowledge. Whenever the phrase "to our knowledge" or "known to us" (or words of similar import) is used in this opinion letter, it means the actual knowledge of the

particular Lucosky Brookman LLP attorneys who have represented the Company Parties in connection with the Subject Documents and who have given substantial attention to the preparation and negotiation thereof. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files or records or dockets or any review of our files) to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the same in connection with the preparation and delivery of this opinion letter.

(m) No Duty to Update. Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof. This letter speaks only as of its date, and we expressly disclaim any obligation to update this opinion in the event of any change (regardless of whether it comes to our attention) in law or fact after the date of this letter. This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Reliance on Opinions

The foregoing opinions are being furnished to you for the purpose referred to in the first paragraph of this opinion letter, may not be relied upon in any manner by any person other than the addressees hereof, any successor to the addressees, or any assignee of the addressees who becomes an assignee pursuant to the assignment provisions of the Subject Documents (including successive assignees) (which assignees may rely on this opinion as though it had been addressed to such person and delivered to such person on the date hereof) (collectively the "**Reliance Parties**"). This opinion letter is not to be furnished to any person or entity other than a Reliance Party or used or relied upon for any other purpose without our prior written consent. We consent to the disclosure of this opinion letter (i) to accountants and counsel of any Reliance Party, (ii) to governmental regulatory examiners and (iii) pursuant to judicial processes, governmental orders or other requirements of law; provided, however, that in so disclosing this opinion letter it is understood and agreed that the Reliance Parties are not authorized to provide a copy of this opinion letter to any other person except as permitted herein.

The opinions set forth herein are made as of the date hereof, and as set forth herein we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

Very truly yours,

Lucosky Brookman LLP